UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 27, 2008
CAMCO FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-25196	51-0110823

(State or other jurisdiction of	(Commission File No.)	(IRS Employer I.D. No.)
incorporation)
6901 Glenn Highway, Cambridge, Ohio 43725
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (740) 435-2020
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On May 27, 2008, the Board of Directors of Camco Financial Corporation (“Camco”) appointed Kristina K. Tipton, age 44, as the Principal Accounting Officer of Camco and Advantage Bank. Ms. Tipton has served as the Corporate Controller of Camco since 2003, and a Vice President of Advantage Bank since January 2006.
     Camco has a change of control agreement with Ms. Tipton. The agreement has a one-year term, currently expiring on January 31, 2009, and provides for annual performance reviews by the Board of Directors, at which time the Board of Directors may extend the agreement for an additional one-year period. If Ms. Tipton is terminated by Camco for any reason other than just cause, within six months prior to a change of control, or within one year after a change of control, Camco will pay (1) an amount equal to one times her annual compensation and (2) the premiums required to maintain coverage under the health insurance plan in which she is a participant immediately prior to the change of control until the earlier of (i) the first anniversary of her termination or (ii) the date she is included in another employer’s benefit plans. Ms. Tipton will also be entitled to payments if she voluntarily terminates her employment within twelve months following a change of control for “good reason”, which is defined in the agreement as (1) the capacity or circumstances in which she is employed are changed (including, without limitation, a reduction in responsibilities or authority, or a reduction in salary); (2) a requirement that she move her personal residence, or perform her principal executive functions, more than thirty-five miles from her primary office as of the date of the agreement; or (3) Camco otherwise breaches the agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CAMCO FINANCIAL CORPORATION
By:	/s/ Richard C. Baylor
Richard C. Baylor
Chief Executive Officer

Date: May 30, 2008

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